Exhibit 99.1

               Avatar Reports First Quarter Results of Operations

    CORAL GABLES, Fla., May 6 /PRNewswire-FirstCall/ -- Avatar Holdings Inc. (Nasdaq: AVTR) today reported net income of $8,384,000 on revenues of $81,357,000 for the quarter ended March 31, 2004, compared to net income of $2,022,000 on revenues of $50,541,000 for the quarter ended March 31, 2003.
    Results for the first quarter of 2004 include net income of $1,697,000 from the February 2004 sale of the marina at Harbor Islands in Hollywood, Florida.

                  Primary and Active Adult Homebuilding Data


    Closings                               3/31/04      3/31/03      3/31/02
        Number of Units                        354          230          217
        Aggregate Dollar Volume        $72,443,000  $42,693,000  $31,333,000
        Average Price Per Unit            $204,641     $185,622     $144,392
     Contracts Signed, net of
      cancellations
        Number of Units                        549          414          293
        Aggregate Dollar Volume       $133,599,000  $81,479,000  $56,416,000
        Average Price Per Unit            $243,350     $196,809     $192,546
     Backlog
       Number of Units                       1,573          997          614
       Aggregate Dollar Volume        $352,922,000 $205,173,000 $132,812,000
       Average Price Per Unit             $224,362     $205,790     $216,306

    The foregoing chart does not reflect sales at Ocean Palms, a 38-story, 240-unit highrise condominium under construction in Hollywood, Florida, in which Avatar has a 50% equity interest.

    At Solivita, Avatar's Central Florida active adult community, for the first quarter of 2004, 192 units were sold totalling $39,647,000, an average price of $206,495; compared to 154 units, totalling $30,970,000, an average price of $201,104, for the first quarter of 2003.
    At Avatar's Central Florida community of Bellalago, 100 units were sold totalling $28,058,000, an average price of $280,580, for the first quarter of 2004; compared to 62 units totalling $12,246,000, an average price of $197,516, for the first quarter of 2003.
    For Avatar's Central Florida primary homebuilding activities in Poinciana, 183 units were sold totalling $30,366,000, an average price of $165,934, during the first quarter of 2004; compared to 162 units totalling $22,089,000, an average price of $136,351, during the first quarter of 2003.
    At Cory Lake Isles in Tampa, Florida, where sales commenced in the third quarter of 2003, 53 units totalling $16,250,000, an average price of $306,604, were sold during the first quarter of 2004.
    Since commencement of sales in 2003, through March 31, 2004, the Ocean Palms joint venture has sold 208 units at an aggregate sales volume of $165,915,000. Results of operations include recognition under the percentage completion method of accounting for Avatar's equity interest. Avatar's proportionate share of pre-tax profits was $3,041,000 for the first quarter of 2004, compared to a loss of $304,000 for the first quarter of 2003. It is anticipated that closings will commence in late fourth quarter 2005.
    At Harbor Islands, the backlog at March 31, 2004 was 30 units totalling $47,567,000. With nine units remaining for sale, it is anticipated that Harbor Islands will be completed during 2005.
    On March 30, 2004, Avatar issued $120,000,000 principal amount of 4.50% Senior Convertible Notes due 2024, in a private offering to qualified institutional buyers. In conjunction with the offering, Avatar purchased 1,141,400 shares of its Common Stock at an aggregate price of approximately $43,000,000. The balance of the proceeds will be used for general corporate purposes.
    Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida's east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar's common shares trade on The Nasdaq Stock Market under the symbol AVTR.

    Certain statements discussed herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar's business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate; the level of immigration and in-migration into the areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of Avatar's Form 10-K.


              SELECTED FINANCIAL DATA FOR THE THREE MONTHS ENDED

                           MARCH 31, 2004 AND 2003

           (Unaudited - Dollars in thousands except per share data)

                                                        2004           2003

    Revenues                                         $81,357       $ 50,541

     Income from continuing operations
      before income taxes                            $10,410         $3,141


     Income from continuing operations
      after income taxes                              $6,687         $2,032


     Income (loss) from discontinued
      operations (including gain on disposal)         $1,697          ($10)

     Net income                                       $8,384         $2,022

    Basic EPS:

     Income from continuing operations
      after income taxes                               $0.72          $0.23
     Income from discontinued operations                0.18             --

     Net income                                        $0.90          $0.23

    Diluted EPS:

     Income from continuing operations
      after income taxes                               $0.70          $0.23
     Income from discontinued operations                0.18             --
     Net Income                                        $0.88          $0.23



    Selected Balance Sheet Data
                                      March 31, 2004      December 31, 2003

    Cash and cash equivalents                $93,042               $24,600

    Total assets                            $462,165              $362,719

    Total stockholders' equity              $229,289              $263,649

    Book value per share                      $27.79                $28.08


SOURCE  Avatar Holdings Inc.
    -0-                             05/06/2004
    /CONTACT: Juanita I. Kerrigan, Avatar Holdings, +1-305-442-7000 / /Web site: http://www.avatarhomes.com /
    (AVTR)

CO:  Avatar Holdings Inc.
ST:  Florida
IN:  CST RLT
SU:  ERN